Prospectus Supplement #13 (to prospectus dated February 19, 2002)	Filed pursuant to Rule 424(b)(3) Registration No. 333-77072

SYMANTEC CORPORATION

3% Convertible Subordinated Notes Due November 1, 2006 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 3% convertible subordinated notes due November 1, 2006 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated February 19, 2002, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

Principal
	Amount of Notes	Common Stock		Common Stock
	Beneficially	Owned	Common	Owned After
	Owned and	Prior to the	Stock	Completion of
Name of Beneficial Owner	Offered	Offering(1)(2)	Offered(2)	the Offering

California Public Employees’ Retirement System	1,000,000	29,291	29,291	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion ratio of 29.2912 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 2, 2002.